FOR IMMEDIATE RELEASE

Contacts:

Alfred E. Brennan, Chief Executive Officer

Arthur L. Herbst, Jr., President

Christine R. Boehning, Chief Financial Officer

(314)-344-0010, Ext. 3133

Young Innovations, Inc. Announces Results for the Year and Provides Outlook for 2007

St. Louis, MO., February 7, 2007 – Young Innovations, Inc. (NASDAQ – YDNT) today announced results for the year ended December 31, 2006.

Sales for the fourth quarter of 2006 were $24.8 million, an increase of $3.2 million, or 15.0%, from the $21.6 million reported in the fourth quarter of 2005. Income from Operations decreased 5.7% from $6.5 million in the fourth quarter of 2005 to $6.2 million in the fourth quarter of 2006. Net income declined 10.7% to $3.7 million, compared with $4.1 million in the fourth quarter of 2005. Diluted earnings per share decreased 11.1% in the fourth quarter of 2006 to $0.40 from $0.45 in the prior year quarter.

Sales for the year ended December 31, 2006, were $90.8 million, up 7.1% from $84.8 million in the prior year. Income from Operations decreased 1.4% from $23.8 million in 2005 to $23.5 million in 2006. Net income for fiscal year 2006 was $14.8 million, down 3.6% from $15.3 million in the prior year. Diluted earnings per share were $1.61 for the twelve months ended December 31, 2006, a decrease of 2.4% from $1.65 in 2005.

The results for the quarter and year ended December 31, 2006, were affected by the acquisition of the assets of Microbrush, Inc. and Microbrush International, Ltd. (collectively “Microbrush”), completed on July 31, 2006, and August 18, 2006, respectively.

Microbrush contributed approximately $3 million in sales in the fourth quarter, representing a majority of the Company’s reported sales increase. Lack of growth in sales of X-ray products and lower-than-expected sales from new product introductions contributed to weak growth in the base business. In addition, costs and inefficiencies associated with the move of the Company’s X-ray manufacturing and ultrasonic product line negatively impacted profitability in the fourth quarter.

Sales for the year were positively impacted by the acquisition of Microbrush, which contributed approximately $5 million in sales. Sales were negatively impacted by weak sales of X-ray products, as we experienced a drop in revenue per each panoramic X-ray machine shipped in 2006 due to an increase in rental shipments, and lower-than-expected sales from the reintroduction of fluoride products which were discontinued in 2005. Improved operating efficiencies from facilities consolidations completed in 2005 were offset by increased costs associated with the integration of X-ray manufacturing operations which the Company acquired in January 2006.

The Company has made only two significant acquisitions in the last four years, adding approximately $20 million in sales, which is below our goal. We remain committed to pursuing growth through acquisitions, but do not plan to significantly alter our valuation criteria.

There remain significant opportunities to consolidate operations and improve the overall efficiency of the business. The Company currently conducts business from 18 facilities, which we believe can be reduced to 12 locations by the end of 2008, prior to the effect of any future acquisitions. The Company intends to continue to make investments in facilities and human capital to support our consolidation activities.

New product development efforts have not met our goals for some of our product lines. For example, as previously disclosed, the Company discontinued approximately $2.4 million in chemical product sales in 2005. We reintroduced certain fluoride products in August 2006; however, these products only generated approximately $90,000 in sales in 2006. The Company intends to increase funding of our product development efforts, which should improve internal growth rates in future years.

As we look ahead to 2007, we see a number of significant opportunities to strengthen our business. We believe the fundamentals of our business are strong, and we recognize that providing significant resources to insure a stable platform for long-term growth will continue to challenge our short-term performance expectations. Since our initial public offering in 1997, we have increased sales and net income at a compound annual rate of 15% per year through 2006. In 2007, the Company expects to report approximately $100 million in annual sales. We believe that this milestone has been achieved with sales/employee and net income/employee above industry norms. Accordingly, in 2007, we plan to increase staffing levels, and make investments to enhance our distributor relationships and support our consolidation activities.

As a result, the Company expects to report sales of $98 million to $102 million and diluted earnings per share in the range of $1.60 to $1.62 in 2007, prior to the effect of equity compensation. In addition, the Company plans to offer less aggressive promotions to distributors during the first quarter. Therefore, the Company expects sales and diluted earnings per share in the first quarter will be approximately $23 million and $0.34, respectively, prior to the effect of equity compensation in the period.

In order to continue to align management incentives with shareholder interests, the Board has established an equity incentive plan, consistent with past practice, whereby the Company will make equity grants equal to approximately 9% of the

Company’s prior year’s operating income. These grants will be made at the discretion of the Compensation Committee of the Board and will generally vest over a three-year period. Accordingly, as a result of the accounting for this equity compensation under FAS 123R, the Company expects reported earnings per share for 2007 to be reduced by approximately $0.06.

With the election of Richard Bliss to our Board of Directors on January 31, 2007, the Company has been notified by Nasdaq that we are now in compliance with the Nasdaq rules requiring that the Board consist of a majority of independent directors and that the audit committee have three independent directors.

A conference call has been scheduled for Thursday, February 8 at 11:00 A.M. Central Time and can be accessed through InterCall at http://audioevent.mshow.com/322000/ or on the Company’s website, www.ydnt.com.

Young Innovations develops, manufactures and markets supplies and equipment used by dentists, dental hygienists, dental assistants and consumers. The Company’s product offering includes disposable and metal prophy angles, prophy cups and brushes, dental micro-applicators, panoramic X-ray machines, moisture control products, infection control products, dental handpieces (drills) and related components, endodontic systems, orthodontic toothbrushes, flavored examination gloves, children’s toothbrushes, and children’s toothpastes. The Company believes it is a leading manufacturer and distributor of prophy angles and cups (used in teeth cleaning and polishing procedures), panoramic X-ray equipment, liquid surface disinfectants, obturation units, and dental micro-applicators in the United States.

Investors are cautioned that this press release as well as other reports and oral statements by Company officials may contain certain forward-looking statements as defined in the Private Securities Litigation and Reform Act of 1995. Forward-looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions and which include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” or similar expressions. These statements are not guaranties of future performance and the Company makes no commitment to update or disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those disclosed in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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